TRANSTECH INDUSTRIES, INC.
                       AND SUBSIDIARIES

       EXHIBIT 11 - COMPUTATION OF INCOME (LOSS) PER SHARE

                                        For the Three Months Ended
                                                March 31,
                                          1996            1995

PRIMARY:
Weighted average common shares
  outstanding                          2,829,090       2,829,090
Dilutive effect of common stock
  equivalents                              -               -
                                       2,829,090       2,829,090

INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE EXTRAORDINARY
  ITEM                                   $(.19)          $(.25)

DISCONTINUED OPERATIONS:

INCOME (LOSS) FROM OPERATIONS, NET
  OF TAXES                                  -              .03

INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                      (.19)           (.22)

EXTRAORDINARY CHARGE                      (.18)             -

NET INCOME (LOSS) PER COMMON
  AND COMMON EQUIVALENT SHARE            $(.37)          $(.22)

FULLY DILUTED*

* For the three months ended March 31, 1996 and 1995, fully diluted earnings per share did not differ significantly from primary earnings per share and therefore is not presented.